Exhibit 10.49

ROGER l. FIDLER

Attorney at Law

225 Franklin Avenue

Midland Park New Jersey 07432

Phone: 201-670-0881

Fax: 201-670-0888

Other: rfidler0099@aol.com

_________________________________________________________________________________

January 2, 2010

Michael Cohen

Chief Executive Officer

Proteonomix, Inc.

187 Mill Lane

Mountainside, New Jersey 07052

RE: Engagement for Legal Services

Dear Mr. Cohen:

This letter will describe the basis on which I will provide those services. In addition, it will address specific matters that are required to be set forth in writing by the standards of bar association pursuant to which I practice. It is preferable to put these matters in writing so that they are completely understood and agreed to at the commencement of our engagement. If you have any comments or questions concerning the terms of this engagement, or if you would like to discuss possible modifications, please do not hesitate to contact me.

1.

Client:

The client is Proteonomix, Inc., a Delaware corporation (the "Company"). You have agreed that my representation of the Company does not give rise to an attorney-client relationship between me and any of the Company's affiliates or constituents such as shareholders, partners, officers, directors or employees unless set forth on Schedule A to this letter as this schedule may be amended in writing from time to time. However, the attorney-client relationship does apply to subsidiaries of the Company.

2.

Scope of Engagement: I will act as the General and Special Securities Counsel for the Company. I will advise the Company with respect to corporate and securities matters including but not limited to preparing and reviewing disclosure documents filed with the Securities and Exchange Commission (including but not limited to amendments to a previously filed registration statement on Form 10 and other registration statements which may be filed by the Company or any affiliate or subsidiary thereof); preparing or reviewing any private placement memoranda; preparing any bonus plans and registration statements related to such bonus plan(s); preparing Form Ds, if required, and submissions to the Blue Sky commissioners of the various states in which the Company sells its securities, if required; preparing and reviewing press releases; interfacing with the chief financial officer and independent auditor; preparing employment and consulting agreements; preparing and/or reviewing agreements, licenses in which the Company or a subsidiary or affiliate is a party; and providing general legal advice to management on an as needed basis. You may limit or expand the scope of my representation from time to time, provided that you will not substantially expand the scope of my representation without a further written agreement

3.

Term of Engagement:

This engagement has commenced as the date hereof and will terminate, if not mutually renewed or earlier terminated, on December 31, 2010.

As is appropriate in any professional relationship, you may terminate our engagement at any time upon reasonable notice, and I retain that right as well, subject on my part to the applicable rules of professional conduct. In the event that I terminate the engagement, I will take such steps as are reasonably practicable to protect your interests. In the event that our representation is terminated, you agree to pay all bills representing reimbursable expenses rendered covering the period prior to termination. If you terminate the engagement for cause, all share certificates not delivered will be cancelled on the books and records of the Company; if the engagement is cancelled not for cause, I am entitled to the immediate delivery of all share certificates required to be delivered to me.

4.

Conclusion of Representation; Retention and Disposition of Documents:

Unless previously terminated or extended, my representation of the Company will terminate upon my sending you my final statement for services rendered in this matter. Following such termination, any otherwise non-public information you have supplied to me which is retained by me will be kept confidential in accordance with the applicable rules of professional conduct. At your request, your papers and property will be returned to you. My own paper files pertaining to the matter, which may include copies of your papers, will be retained by me. Copies of all digitized files will be prepared and delivered to you in a suitable digital on suitable digital media and in suitable digital format. These firm files include, for example, administrative records, expense reports, and internal work product such as drafts, notes, internal memoranda, and legal and factual research, including investigative reports, prepared by me or for my internal use. For various reasons, including the minimization of unnecessary storage expenses, I reserve the right to destroy or otherwise dispose of any such documents or other materials retained by me within a reasonable time after the termination of the engagement. In any event, all documents and other materials, whether paper or digital, may be discarded or destroyed, without notice to you, after a period of no less than five (5) years following the conclusion of our engagement.

5.

Post-Engagement Matters: You are engaging me to provide legal services for a specific period of time. After completion of the matter, changes may occur in applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you engage me after completion of the matter to provide additional advice on issues arising after the stated period of time, I have no continuing obligation to advise you with respect to future legal developments. In addition, unless you and I agree in writing to the contrary, I will have no obligation to monitor renewal or notice dates or similar deadlines which may arise from the matters for which I had been engaged after the conclusion of our engagement.

6.

Fees and Expenses: This Engagement Letter confirms our oral agreement as follows: I will receive 25,000 shares of the common stock of the Company issued immediately.

I will include on my statements separate charges for performing services such as photocopying, messenger and delivery service, travel, word processing involving staff, computer research involving staff, and search and filing fees. Fees and expenses of others (such as consultants and local or litigation counsel, pre-approved in writing by the Company) generally will not be paid by me, but will be billed directly to you.

In addition to the equity compensation detailed above I will receive a monthly cash legal retainer when you have raised or have earned (including subsidiary funding or sales) sufficient funds to pay such a fee. The fee will be mutually determined.

7.

Miscellaneous.

a.

Consultancy. I am an independent consultant and am not an employee of the Company. I am a member in good standing of the bars of the States of New York and New Jersey. I am permitted to practice before the Securities and Exchange Commission.

b.

Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given upon receipt by personal delivery, United States Postal Service registered mail or with a delivery confirmation, or by an international overnight courier to the address set forth in the preamble to this Agreement or to other such address as may have been designated by the Company or the Executive by notice to the other given as provided herein.

c.

Entire Agreement. This Agreement constitutes the entire agreement between us and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

d.

Amendment. This Agreement may be amended or modified only by a written instrument executed by both of us.

e.

Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of New Jersey, without regard to its conflicts of laws principles.

f.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any entity with which or into you may be merged or which may succeed to your assets or business or any entity.

g.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.

Client Responsibilities:

You agree to pay for services and expenses as provided above. In addition, you agree to be candid and cooperative with me and will keep me informed with complete and accurate factual information, documents and other communications relevant to my representation or otherwise reasonably requested by me.

If this Agreement correctly sets forth your understanding of the scope of the services to be rendered to you, and if all of the terms set forth in this Engagement Letter are satisfactory, then please sign the enclosed copy and return it to me. If the scope of services described is incorrect or if the terms set forth are not satisfactory to you, please let me know in order that I can discuss either aspect. I appreciate your decision to retain me and very much look forward to the opportunity of working with you.

Sincerely,

/s/Roger L. Fidler

Roger L. Fidler

The undersigned has read and understands the above Agreement, and accepts and agrees to all of its terms and conditions.

Date: January 2, 2010

PROTEONOMIX, INC.

By:  /s/ Michael Cohen

        Michael Cohen,

        Chief Executive Officer